Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FULL YEAR AND FOURTH

QUARTER FISCAL 2009 RESULTS

MEDFORD, Oregon, September 17, 2009 – Harry & David Holdings, Inc., announced today financial results for the fiscal year and fourth quarter ended June 27, 2009. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and include the additions of the Wolferman’s and Cushman’s Fruit Company businesses acquired in January 2008 and August 2008, respectively.

For the fiscal year ended June 27, 2009, the Company reported net sales of $489.6 million, as compared to net sales of $545.1 million for the fiscal year ended June 28, 2008. The fiscal 2009 net sales decrease of 10.2% versus fiscal 2008 reflected diminished consumer demand across the Company’s Direct Marketing and Stores segments, partially offset by increased Wholesale segment sales with the acquisition of Cushman’s.

In fiscal 2009, we experienced a 18.8% reduction in consolidated gross profit, to $202.4 million, due to increased markdowns and discounts required to liquidate inventory and to stimulate demand. Consolidated gross profit margin was 41.3% in fiscal 2009, a 440 basis point decrease from 45.7% in fiscal 2008. The 440 basis point fall was primarily due to higher product and delivery markdowns and discounts and the effect of lower sales volumes.

“During fiscal 2009, we faced unprecedented economic conditions which lowered discretionary spending,” said Bill Williams, President and Chief Executive Officer. “Our focus on reducing production expenses, capital expenditures and controllable SG&A costs partially offset the effect of lower sales and margins on our cash flow. Additionally, the integration of the Wolferman’s and Cushman Fruit Company acquisitions were positive contributors to the year.”

For fiscal 2009, SG&A expenses increased $12.3 million to $230.3 million. The increase in SG&A was due entirely to $14.9 million of non–cash charges for impairment of goodwill and intangible assets related to acquisitions and other long-lived assets. Inclusive of the non-cash impairment charges, as a percentage of net sales, SG&A was up 700 basis points year-over-year from 40.0% last year to 47.0% for fiscal 2009.

For fiscal 2009, EBITDA, defined as earnings before net interest expense, income taxes, depreciation and amortization, was $7.3 million, compared to $52.0 million for the fiscal year ended June 28, 2008. The decline in EBITDA was primarily attributable to lower overall sales and gross margins, the non-cash impairments charges, offset by the benefit of gains on debt prepayments.

The pre-tax loss from continuing operations for fiscal 2009 was $34.6 million compared to pre-tax income of $9.0 million reported in fiscal 2008, while the net loss from continuing operations was $19.7 million versus net income of $4.3 million in the prior year. Net loss from consolidated operations, which includes discontinued operations, was $20.2 million in fiscal 2009 reflecting an effective tax rate of 43.0%, compared to net income of $4.6 million and an effective tax rate of 50.3% in fiscal 2008.

Inventory was $44.7 million at June 27, 2009, versus $54.5 million last year. The 18.0% decrease in inventory, primarily in work in progress (WIP), was due to a combination of improved inventory planning and lower overall production.

Sales and gross profit by operating segment for fiscal 2009 were as follows:

•

Direct Marketing segment sales were $325.9 million, a decrease of 12.5% from $372.6 million in fiscal 2008, primarily due to reduced overall order demand in our Harry & David Direct Marketing division and, to a lesser extent, lower average order size reflecting higher markdowns and discounts. Direct Marketing gross profit margin declined 560 basis points to 42.6% from 48.2% last year due primarily to the factors impacting consolidated gross profit.

•

In the Stores segment, net sales decreased 8.8% to $125.9 million in fiscal 2009. Comparable store sales declined 10.8% in fiscal 2009 from fiscal 2008 primarily due to reduced consumer traffic and overall transaction volume. As of June 27, 2009, the Company had 138 stores in operation compared to 143 at the end of fiscal 2008. The Stores segment gross profit margin declined 190 basis points to 45.6%, due primarily to lower sales volume and higher markdowns and discounts.

•

Sales in the Wholesale segment increased 9.9% for fiscal 2009 to $37.8 million. The sales increase was primarily driven by the addition of the Cushman’s business as well as year over year increases in commercial fruit sales. Gross margin was 440 basis points higher, improving to 16.5%, due to the addition of Cushman’s, lower overall freight costs, lower inventory write-offs and favorable overhead costs.

Net sales for the 13-week period ended June 27, 2009 decreased 5.1% to $54.4 million, compared to $57.3 million for the same period last year. For the six months ended June 27, 2009, sales were $129.3 million, an increase of 2.9% to last year. During the fourth fiscal quarter, we experienced lower Direct Marketing segment sales, partially offset by higher sales in our Wholesale and Stores segments. The timing of Easter, which occurred in the fourth quarter this year versus the third quarter last year, contributed to the sales results.

For the fourth quarter of fiscal 2009, EBITDA was a loss of $19.1 million, compared to a loss of $26.4 million in the same period of fiscal 2008. The improvement in EBITDA loss was primarily attributable to lower overall operating expenses and improved gross margins.

The pre-tax loss from continuing operations for the fourth quarter of fiscal 2009 was $28.7 million, compared to a pre-tax loss of $37.2 million reported in the same period of fiscal 2008.

For the quarter ended June 27, 2009, the Company’s consolidated net loss, which includes discontinued operations, was $17.3 million, reflecting an effective tax rate of 42.4%, compared to a net loss of $24.4 million and an effective tax rate of 34.3% for the quarter ended June 28, 2008.

As of June 27, 2009 we had $15.4 million in cash, cash equivalents and short term investments, versus $55.8 million as of June 28, 2008, a decrease of $40.4 million. As reported earlier during fiscal 2009, we utilized $20.4 million in cash to complete open-market repurchases of debt and spent $8.5 million in August 2008 to purchase Cushman’s. In addition, cash used by operating activities from continuing operations was $4.9 million, capital spending in fiscal 2009 was $6.7 million, and capital lease payments were $0.8 million, partially offset by $0.7 million in cash provided by discontinued operations.

At June 27, 2009, we had approximately $123.9 million in unused borrowings under our revolving credit facility, subject to our monthly borrowing base availability. We had approximately $1.1 million in letters of credit outstanding, and our total available borrowings of the same date were approximately $0.9 million. Our revolver borrowings were zero on June 27, 2009. The Company is in compliance with all debt covenants.

The Company’s audited consolidated financial statements for the fiscal year ended June 27, 2009 are expected to be filed with the SEC in an annual report of Form 10-K on September 17, 2009.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, September 17, 2009 at 2:30 p.m. Pacific (5:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Edward F. Dunlap, Chief Financial Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-248-5081, conference ID is 4089465. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through October 1, 2009 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 4089465.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 136 stores across the country.

CONTACTS:

Investor Contact	Media Contact
Ed Dunlap, CFO	Bill Ihle, EVP Corp. Relations
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
edunlap@harryanddavid.com	bihle@harryanddavid.com
(541) 864-2164	(541) 864-2145

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	June 27, 2009	June 28, 2008
Assets
Current assets
Cash and cash equivalents	$15,395	$40,792
Short-term investments	—	15,033
Trade accounts receivable, net	1,466	2,084
Other receivables	2,062	2,843
Inventories	44,738	54,463
Deferred catalog expenses	2,657	6,258
Deferred income taxes	5,230	3,230
Other current assets	4,862	7,491

Total current assets	76,410	132,194
Fixed assets, net	145,477	162,214
Goodwill	12,236	3,690
Intangibles, net	33,057	45,677
Deferred financing costs, net	5,975	9,266
Deferred income taxes	1,423	—
Other assets	2,114	3,596

Total assets	$276,692	$356,637

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$11,171	$18,981
Accrued payroll and benefits	14,105	14,052
Income taxes payable	13,643	23,610
Deferred revenue	16,317	17,072
Accrued interest	4,485	5,523
Other accrued liabilities	2,980	4,527
Current portion of capital lease obligations	147	647

Total current liabilities	62,848	84,412
Long-term debt and capital lease obligations	198,671	235,599
Accrued pension liability	27,364	17,494
Deferred income taxes	—	4,074
Other long-term liabilities	9,591	10,906

Total liabilities	298,474	352,485

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10
Additional paid-in capital	6,673	6,191
Accumulated other comprehensive loss, net of tax	(9,795)	(3,558)
Retained earnings (accumulated deficit)	(18,670)	1,509

Total stockholders’ equity (deficit)	(21,782)	4,152

Total liabilities and stockholders’ equity (deficit)	$276,692	$356,637

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

	Quarter ended June 27, 2009	Quarter ended June 28, 2008	Year ended June 27, 2009	Year ended June 28, 2008
Net sales	$54,351	$57,317	$489,596	$545,064
Cost of goods sold	37,465	43,745	287,167	295,894

Gross profit	16,886	13,572	202,429	249,170

Operating expenses:
Selling, general and administrative	39,629	45,332	229,335	217,008
Selling, general and administrative – related party	250	250	1,000	1,000

	39,879	45,582	230,335	218,008

Operating income (loss)	(22,993)	(32,010)	(27,906)	31,162

Other (income) expense:

Interest expense, net	4,787	5,313	21,235	22,519
Gain on debt prepayment	—	—	(15,416)	(303)
Other (income) expense, net	919	(94)	869	(39)

	5,706	5,219	6,688	22,177

Income (loss) from continuing operations before income taxes	(28,699)	(37,229)	(34,594)	8,985
Provision (benefit) for income taxes	(12,177)	(12,685)	(14,861)	4,648

Net income (loss) from continuing operations	(16,522)	(24,544)	(19,733)	4,337

Discontinued operations:
Gain (loss) on sale of Jackson & Perkins	(1,478)	40	(1,414)	282
Operating income (loss) on discontinued operations	147	36	632	8
Provision (benefit) for income taxes on discontinued operations	(551)	(53)	(336)	19

Net income (loss) from discontinued operations	(780)	129	(446)	271

Net income (loss)	$(17,302)	$(24,415)	$(20,179)	$4,608

Basic net income (loss) per share:
Continuing operations	(15.99)	(23.76)	(19.10)	4.20
Discontinued operations	(0.75)	0.12	(0.43)	0.26

Total basic net income (loss) per share	$(16.74)	$(23.64)	$(19.53)	$4.46

Diluted net income (loss) per share:
Continuing operations	(15.99)	(23.76)	(19.10)	4.16
Discontinued operations	(0.75)	0.12	(0.43)	0.26

Total diluted net income (loss) per share	$(16.74)	$(23.64)	$(19.53)	$4.42

Weighted-average shares used in per share calculations:
Basic	1,033,295	1,032,942	1,033,295	1,032,577

Diluted	1,033,295	1,032,942	1,033,295	1,043,471

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

	Quarter ended June 27, 2009	Quarter ended June 28, 2008	Year ended June 27, 2009	Year ended June 28, 2008
Operating activities
Net income (loss)	$(17,302)	$(24,415)	$(20,179)	$4,608
Less: Net income (loss) from discontinued operations	(780)	129	(446)	271

Net income (loss) from continuing operations	(16,522)	(24,544)	(19,733)	4,337
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	4,791	4,906	19,179	18,370
Amortization of intangible assets	59	590	1,456	2,122
Amortization of deferred financing costs	593	648	2,435	2,604
Stock option compensation expense	126	138	482	552
Loss on disposal and impairment of fixed assets and other long-lived assets	1,186	(35)	15,045	1,665
Amortization of deferred pension loss	277		1,695	—
Gain on short-term investments	—	(264)	(64)	(426)
Deferred income taxes	(4,165)	4,446	(3,213)	(22,916)
Gain on debt prepayment	—	—	(15,416)	(303)
Pension curtailment gain			—	—
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	2,720	2,711	(277)	733
Inventories	(3,372)	(6,170)	10,369	9,621
Deferred catalog expenses and other assets	6,901	501	7,870	(284)
Accounts payable	872	5,702	(7,966)	(4,884)
Accrued liabilities	1,234	4,992	(4,248)	(4,112)
Income taxes	(5,717)	(16,946)	(9,967)	24,272
Accrued pension liability	333	(82)	(1,789)	(5,450)
Deferred revenue	(6,180)	(9,078)	(755)	(419)

Net cash provided by (used in) operating activities from continuing operations	(16,864)	(32,485)	(4,897)	25,482
Net cash provided by (used in) operating activities from discontinued operations	(157)	61	724	3,147

Net cash provided by (used in) operating activities	(17,021)	(32,424)	(4,173)	28,629

Investing activities
Acquisition of fixed assets	(673)	(3,217)	(6,678)	(17,855)
Acquisition of businesses	—	320	(8,509)	(22,784)
Proceeds from the sale of fixed assets	3	11	22	32
Purchases of available-for-sale securities	—	—	—	(10,000)
Purchases of held-to-maturity securities	—	(4,964)	—	(4,964)
Proceeds from the sale of or income on available-for-sale securities	—	195	10,097	195
Proceeds from the sale of held-to-maturity securities	—	—	5,000	24,978

Net cash used in investing activities from continuing operations	(670)	(7,655)	(68)	(30,398)
Net cash provided by investing activities from discontinued operations	—	1,000	—	4,161

Net cash used in investing activities	(670)	(6,655)	(68)	(26,237)

Financing activities
Borrowings of revolving debt	—	—	113,000	63,000
Repayments of revolving debt	—	—	(113,000)	(63,000)
Repayments of long-term debt	—	—	(20,366)	(9,405)
Repayments of capital lease obligations	(495)	(318)	(790)	(1,684)
Payments for deferred financing costs	—	—	—	(10)
Proceeds from exercise of stock options	—	57	—	91

Net cash used in financing activities from continuing operations	(495)	(261)	(21,156)	(11,008)

Increase (decrease) in cash and cash equivalents	(18,186)	(39,340)	(25,397)	(8,616)
Cash and cash equivalents, beginning of period	33,581	80,132	40,792	49,408

Cash and cash equivalents, end of period	$15,395	$40,792	$15,395	$40,792

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided by (Used in) Operating Activities

	Quarter ended June 27, 2009	Quarter ended June 28, 2008	Year ended June 27, 2009	Year ended June 28, 2008
Net income (loss) from continuing operations	$(16,522)	$(24,544)	$(19,733)	$4,337
Interest expense, net from continuing operations	4,787	5,313	21,235	22,519
Provision (benefit) for income taxes from continuing operations	(12,177)	(12,685)	(14,861)	4,648
Depreciation and amortization from continuing operations	4,850	5,496	20,635	20,492

EBITDA from continuing operations (1)	$(19,062)	$(26,420)	$7,276	$51,996
Interest expense, net from continuing operations	(4,787)	(5,313)	(21,235)	(22,519)
Provision (benefit) for income taxes from continuing operations	12,177	12,685	14,861	(4,648)
Amortization of deferred financing costs	593	648	2,435	2,604
Stock option compensation expense	126	138	482	552
Loss on disposal and impairment of fixed assets and other long-lived assets	1,186	(35)	15,045	1,665
Gain on short-term investments	—	(264)	(64)	(426)
Deferred income taxes	(4,165)	4,446	(3,213)	(22,916)
Amortization of deferred pension loss	277	—	1,695	—
Pension curtailment gain			—	—
Gain on debt prepayment	—	—	(15,416)	(303)
Changes in operating assets and liabilities from continuing operations	(3,209)	(18,370)	(6,763)	19,477

Net cash provided by (used in) operating activities from continuing operations	(16,864)	(32,485)	(4,897)	25,482
Net cash provided by (used in) operating activities from discontinued operations	(157)	61	724	3,147

Net cash provided by (used in) operating activities	$(17,021)	$(32,424)	$(4,173)	$28,629

Because each of the different items of expense and/or income set forth below are not included in each period presented, net income (loss) and EBITDA for fiscal 2009, 2008 and 2007 may not be comparable, and may not be indicative of future results.

Fiscal quarter ended June 27, 2009, net loss and EBITDA from continuing operations included:

•	$1,050 of non-cash impairment charges of intangible assets and write-offs of abandoned capital projects;

•	$453 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$102 of amortization and integration expenses related to our acquisitions;

•	$136 loss on disposal of fixed assets;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$691 of severance related expenses;

•	$41 of approved relocation and recruitment charges;

•	$325 of expenses related to the write down of a cost basis investment; and

•	$625 of expense related to FIN 48 liabilities.

Fiscal quarter ended June 28, 2008, net loss and EBITDA from continuing operations included:

•	$1,955 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$599 of expenses for certain deferred costs relating to prior years;

•	$410 of severance and re-organization payroll and benefits;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$153 of expense related to inventory step-up purchase accounting amortization;

•	$98 of employee executive recruiting charges;

•	$39 of income from the application of FIN 48; and

•	$35 gain on disposal of fixed assets.

Fiscal year ended June 27, 2009, net loss and EBITDA from continuing operations included:

•	$15,416 net gain on repayment of long-term debt;

•	$14,855 of non-cash charges of goodwill, intangibles, certain other long-lived assets;

•	$1,789 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$300 of income associated with a vendor settlement;

•	$820 of amortization and integration expenses related to our acquisitions;

•	$190 loss on disposal of fixed assets;

•	$1,000 of fees paid to Wasserstein and Highfields under the management agreement;

•	$3,693 of severance related expenses;

•	$3,899 of inventory write-off expenses;

•	$89 of expenses related to land rezoning;

•	$237 of approved relocation and recruitment charges;

•	$325 of expenses related to the write down of a cost basis investment; and

•	$577 of expense related to FIN 48 liabilities.

Fiscal year ended June 28, 2008, net income and EBITDA from continuing operations included:

•	$5,279 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$1,665 loss on disposal and impairment of fixed assets and long-lived assets;

•	$1,108 of severance and re-organization payroll and benefits;

•	$1,000 of fees paid to Wasserstein and Highfields under the management agreement;

•	$599 of expenses for certain deferred costs relating to prior years;

•	$442 expense for certain inventory adjustments related to our ERP conversion;

•	$324 of expense related to inventory step-up purchase accounting amortization;

•	$304 of costs associated with legal settlements;

•	$248 of employee executive recruiting charges;

•	$303 net gain on prepayment of long-term debt; and

•	$204 of income relating to indemnified FIN 48 liabilities.

(1) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.